Exhibit 99.1

5350 Tech Data Drive Clearwater, FL 33760 (727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Tuesday, August 2, 2005	TRADED: NASDAQ/NMS

Tech Data Announces Preliminary Fiscal 2006 Second-Quarter Results

Net sales approach high end of company outlook; earnings expected below outlook

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced preliminary results for the second quarter ended July 31, 2005.

Based upon preliminary financial information, the company expects to report fiscal 2006 second-quarter net sales in the range of $4.80 billion and $4.82 billion, approaching the high end of the business outlook provided during the fiscal 2006 first-quarter earnings announcement of $4.70 billion to $4.85 billion. This compares to net sales of $4.6 billion for the second quarter of fiscal 2005. Fiscal 2006 second-quarter net income and earnings per diluted share, excluding the costs associated with the EMEA restructuring program or other charges, are expected to be in the range of $12.5 million to $16.5 million or $.21 to $.28 per diluted share. The company’s previously announced outlook for second-quarter net income was in the range of $24 million to $27 million or $.40 to $.45 per diluted share, excluding the restructuring program costs or other potential charges. The decline in expected earnings is primarily attributable to a lower-than-expected gross margin, principally in the EMEA region. The revised outlook also excludes any potential impairment charges for deferred tax assets, goodwill and other long-lived assets, which could be material, resulting from the decline in our EMEA operating performance. The company is in the process of completing its review and assessment of possible charges related to such assets.

“While our Americas region continues to perform well, challenges in our European operations have impacted our overall earnings expectations for the quarter,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “The EMEA restructuring program announced last quarter is progressing and we believe our decisive actions and focused efforts will enhance our future operating performance in this region. Apart from the performance in Europe, we are pleased that net sales will approach the high end of our expectations for the second quarter — underscoring our continued ability to develop and further grow our business.”

In conjunction with this announcement, Tech Data will hold a conference call today at 5:00 p.m. (EDT). A webcast of the call will be available to all interested parties and can be accessed at www.techdata.com and will be available for replay until 5:00 p.m. (EDT) on Tuesday, August 9, 2005.

Tech Data plans to announce final results for the second quarter of fiscal 2006 before the market opens on Thursday, August 25, 2005 and will hold a conference call at 10:00 a.m. (EDT).

Tech Data Corporation	Page 2 of 2
August 2, 2005

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; exposure to natural disasters, war and terrorism; potential impact of labor strikes; the volatility of common stock; potential asset impairments resulting from declines in operating performance; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of August 2, 2005. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ/NMS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 110th on the FORTUNE 500®, Tech Data generated $19.8 billion in sales for its fiscal year ended January 31, 2005. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

              or

Danyle Anderson, Director, Investor Relations and Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)